EXHIBIT 10.17

Memorandum

Date	February 16, 2005
To	Tom Hammond
From	Noel Watson
Subject	Assignment Letter

This letter confirms our mutual understanding of the terms and conditions applying to your temporary transfer to London (Reading) England. Such employment is subject, of course, to foreign government entry documents or visas, and your acceptance of the terms and conditions outlined in this letter. The effective date of your foreign assignment to England is January 1, 2005, Your point of origin has been designated as Pasadena, California

We anticipate your new assignment to last approximately one year. The duration of the assignment may be extended by mutual agreement.

Your compensation and benefits package is designed to provide you with a level of income and benefits that is comparable to those of an executive officer. We have also taken into consideration the additional costs that you may reasonably anticipate as a result of living in England. The terms and conditions outlined in this letter are in effect only for the period of this assignment. When you return to the United States at the end of this assignment you will stop receiving the allowances and differentials provided under the terms and conditions of this letter.

TOTAL OVERSEAS COMPENSATION

Base Salary and Incentives

There is no change in your base salary, it will continued to be denominated in U.S. currency, and is administered in accordance with Jacobs home office domestic policy. You continue to be eligible for executive incentive compensation under the provisions of the incentive plan for an Executive Vice President. You will be granted, under the terms of the 1999 Stock Incentive Plan, 10,000 stock options subject to a four year vesting schedule as part of the compensation commensurate with this relocation, subject to approval by the Human Resources and Compensation Committee of the Board of Directors, as soon as administratively practical.

Goods and Services Differential

You are entitled to a goods and services differential of £5,532 British Pounds Sterling (London, Central) per month to compensate you for the potential of higher costs of goods and services in England as compared to the United States. The goods and services differential is reviewed quarterly for appropriate adjustments.

Foreign Housing

Commensurate with your position, the Company pays all housing expenses in the UK inclusive of utilities. Inasmuch as you are retaining your Pasadena residence there is no housing norm deduction. The Company provides shipment of furnishings and goods to and from your Pasadena residence.

Memorandum (Continued	)

Tax Equalization Policy

Policy: The Tax Equalization Policy is intended to ensure that your tax burden is neither greater nor less than the U.S. Federal and State income and social taxes that you would have paid had you remained in the U.S. The Company will tax equalize you or safeguard you from paying an increased tax liability as a result of your accepting this international assignment.

Returns: An accounting firm, designated and paid by the Company, will assist in the preparation and filing of your foreign and U.S. income tax returns, and will provide the Company with a statement of tax liability, which will then be paid by the Company except for tax due on spousal and personal income. Any tax liabilities on spousal and personal income are your responsibility.

Theoretical Tax: You will be responsible for a “theoretical” or “stay-at-home” U.S. tax burden. This theoretical tax is the U.S. Federal and State income tax burden that would have accrued on your salary, bonus, other Company source income and other personal income had you remained working in the U.S. at the equivalent base salary, bonus, and other Company source income. It is calculated after the end of the tax year, using final amounts, after completion of your actual U.S. tax returns.

Hypothetical Tax: As a mechanism to spread your tax burden over the entire year, a “hypothetical” U.S. income tax will be deducted from your salary each month. Hypothetical tax is an estimate of your U.S. Federal and State income taxes, calculated on your base salary, bonus, other Company source income and your declared other personal and spousal income. It is your responsibility to advise the accounting firm of your other and spousal income to ensure that the correct tax is withheld. Hypothetical tax is not paid to any tax authorities.

Hypothetical tax calculations include your base salary, premium and overtime pay, bonus, and other benefits that would have been earned while working in the U.S. Hypothetical tax is not considered relocation allowance, goods & services differential, housing allowance, home leave, education reimbursement, foreign tax reimbursements, equalization settlement payments and other payments or reimbursements that would not have been earned while working in the U.S.

Tax Equalization: A tax equalization statement will be completed by the tax preparer each year to establish the difference between the hypothetical taxes retained during the year and the theoretical tax determined at the end of the year. If the hypothetical tax exceeds the theoretical tax, the difference will be reimbursed to you; if the hypothetical tax is less than the theoretical tax, you will be required to reimburse the Company within 14 days.

Home Leave, Local Vacation, and Other Trips

The Company provides for one return trip to the United States, timing to be at your discretion, for you and your family. Trips that you take for business purposes back to the U.S. are excluded from the trips noted above.

While enrolled in full-time undergraduate programs, non-accompanying dependents who are under 21 years of age are eligible for one round trips per year between where they attend school in the United States and England. Reimbursement is for direct route, round trip, unrestricted economy airfare.

Memorandum (Continued	)

Automobile and Rail Transportation

The Company reimburses for the lease of one automobile. The Company reimburses for petrol, maintenance and insurance.

Additionally, should you select to commute to work by train; you will be reimbursed for up to £500 British Pounds Sterling each month for rail transportation to and from work. This amount is reviewed for increases should rail rate changes occur.

Method of Payment

Your total compensation will be split into portions to be paid partially in British currency and also in U. S. currency deposited to your designated bank account. This essentially calls for your major foreign expenses (host location spendable income and total foreign housing costs) to be paid in British Pounds Sterling and your base salary to be paid in U. S. currency.

MISCELLANEOUS ASSIGNMENT PROVISIONS

Education

You will be reimbursed for tuition and books for your dependent children, up to Grade 12.

Employee Benefit Plans

As far as possible, benefits in the home country are maintained. The Company takes necessary steps to ensure basic health and dental coverage (UHC/BUPA International). To the extent possible, the Company avoids duplication of benefits in home and work locations.

Holiday (Vacation)

Your holiday/vacation schedule/accrual is in accordance with that of your home office in the U. S.

RELOCATION

Passports, Work Permits and Visas

The Company provides for any necessary passports, work permits and visas for you, your spouse and accompanying dependents.

Household Goods Shipment & Storage

The Company pays reasonable expenses for packing, insuring, and shipping household and personal items to the United Kingdom and if necessary for storage of household goods in the U. S. at a destination designated by you.

Settlement—Resettlement Allowance

A settlement allowance of $3,000 will be paid to you upon the transfer to your new international assignment and a resettlement allowance of $3,000 upon the return from your overseas location. This allowance is designed to aid in the additional expenses for incidental items you may need to purchase or will incur as a result of your move.

Memorandum (Continued	)

Travel/Temporary Living

The Company will provide you, your spouse, and accompanying dependent children with economy class airfare and will reimburse you for travel expenses to England. If required, temporary living and transportation expenses will be paid by the Company for you and your family prior to departure from the California as well as upon arrival in England until permanent living quarters are available.

Emergency Leave

In the event of death or life threatening illness in your immediate family, in the United States during this assignment, you or your spouse (or both) will be eligible for Emergency Leave. The Company will reimburse you for the economy coach airfare associated with this emergency leave. I would like to be consulted, in advance, if travel for emergency leave includes you and your spouse.

“Immediate Family” includes spouse, children, (including stepchildren), parents, sisters, brothers, present mother and father-in-law, present sons and daughters-in-law, present sisters and brothers-in-law, grandparents, grandparents-in-law, and grandchildren.

Compensation During Emergency Leave : The time away from your assignment location during emergency leave will be charged to your accrued vacation or sick leave account, and/or no pay status per Company Policy.

Tom, I believe this summarizes the assignment for you and I believe that the proposed terms and conditions will very adequately cover your cost of living differences and also yield the combined income that you require. Please co-sign this agreement to acknowledge your receipt, understanding and acceptance of the terms herein noted.

/S/ NOEL WATSON	/S/ THOMAS HAMMOND
Noel Watson	Thomas Hammond

Cc:	Patricia Summers
John Kadash
Jose Betancourt